August 2007	Pricing Sheet dated August 30, 2007 relating to Pricing Supplement No. 336 dated August 24, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Capital Protected Notes based on a Basket of StyleSelectSM Indices due February 20, 2012
PRICING TERMS – AUGUST 24, 2007
Issuer:	Morgan Stanley
Maturity date:	February 20, 2012
Underlying indices:	Basket indices (together the “StyleSelect indices”)		Basket percentage weighting	Initial index closing value*	Multiplier
	StyleSelectSM Index on MSCI Europe (the “StyleSelect Europe Index”)		33.3333%	2,105.46	0.001583184
	StyleSelectSM Index on MSCI Japan (the “StyleSelect Japan Index”)		33.3333%	2,035.73	0.001637413
	StyleSelectSM Index on MSCI USA (the “StyleSelect USA Index”)		33.3333%	1,608.82	0.002071910
*The initial index closing value for each basket index is the index closing value of such index on the respective basket setting date
Principal protection:	100% of the stated principal amount
Participation rate:	100%
Aggregate principal amount:	$14,000,000
Payment at maturity:	$10 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $10 times the basket percent change times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket percent change:	(final index value – initial index value) / initial index value
Initial index value:	10, the sum of the products of the initial index closing value times the multiplier for each basket index
Final index value:	The basket closing value on the determination date
Basket closing value:	The sum of the products of the index closing value times the multiplier for each basket index
Determination date:	February 16, 2012
Basket setting date:	For the StyleSelect USA Index, the pricing date For the StyleSelect Europe Index and the StyleSelect Japan Index, the index business day for such basket index immediately following the pricing date
Coupon:	None.
Stated principal amount:	$10
Original issue price:	$10 (see “Commissions and issue price” below)
Pricing date:	August 24, 2007
Original issue date:	August 31, 2007 (5 business days after the pricing date)
CUSIP:	617475652
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	$10	$0.25	$9.75
	Total	$14,000,000	$350,000	$13,650,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 12 of the preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.
“StyleSelect IndexSM on MSCI Europe,” “MSCI Europe Index,” “StyleSelect IndexSM on MSCI Japan,” “MSCI Japan Index,” “StyleSelect IndexSM on MSCI USA” and “MSCI USA Index” are service marks of Morgan Stanley Capital International Inc., which we refer to as MSCI, and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the notes.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Pricing Supplement No. 336 dated August 24, 2007
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.